EXHIBIT 99.2

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On October 28, 2010, the Executive Compensation Committee of J.B. Hunt Transport Services, Inc. (the “Company”) approved the following base salaries for David Mee, Paul Bergant and Craig Harper.  Also, on October 28, 2010, the Executive Compensation Committee of the Company recommended and independent members of the Board of Directors approved the following base salaries for Wayne Garrison, Kirk Thompson and John Roberts.  All base salaries are effective as indicated below.

Named Executive Officer	Base Salary		Bonus ($)	All Other Compensation ($)

Wayne Garrison (1)
Chairman of the Board	$530,000	(1)	(4)	(5), (6)

Kirk Thompson (2)
President and CEO	$695,000	(2)	(4)	(5), (6)

David Mee
EVP, Finance and Administration and
CFO and Corporate Secretary	$350,000		(4)	(5), (6)

Craig Harper
EVP, Operations and COO	$370,000		(4)	(5), (6)

Paul Bergant
EVP, CMO, President of JBI	$375,000		(4)	(5), (6)

John N. Roberts III (3)
EVP and President, DCS	$344,500	(3)	(4)	(5), (6)

(1)
Effective January 1, 2011, Mr. Garrison will retire as Chairman of the Board, but will remain as a Director.  Mr. Garrison will no longer receive a base salary, but will be compensated in accordance with all other outside Directors based on his responsibilities.

(2)	Effective January 1, 2011, Mr. Thompson will assume the position of Chairman of the Board and receive an annual base salary of $595,000.

(3)	Effective January 1, 2011, Mr. Roberts will assume the position of President and Chief Executive Officer of the Company and receive an annual base salary of $550,000.

(4)
The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2011.  According to the 2011 EPS bonus plan, each of the Company’s named executive officers may earn a bonus ranging from zero to 180% of his annual base salary.  Based on the Company’s current expectations for 2011 EPS, each named executive officer can be projected to earn a bonus equal to between zero and 50% of his base salary.

(5)	The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for legal, tax and estate plan preparation services.

(6)
The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers.  The plan is expected to pay each named executive officer approximately $6,000 during 2011.